Exhibit 99.1

FTI Consulting, Inc.

1101 K Street NW

Washington, DC 20005

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports First Quarter 2017 Financial Results

•   First Quarter Revenues of $446.3 Million

•   First Quarter GAAP and Adjusted EPS of $0.34

•   Company Revises 2017 Guidance

Washington, D.C., April 27, 2017 — FTI Consulting, Inc. (NYSE: FCN) today released its financial results for the quarter ended March 31, 2017.

For the quarter, revenues of $446.3 million declined $23.9 million, or 5.1%, compared to revenues of $470.3 million in the prior year quarter. Excluding the estimated negative impact of foreign currency translation (“FX”), revenues decreased $16.1 million, or 3.4%, compared to the prior year quarter. The decrease in revenues was primarily driven by lower demand for restructuring services in North America in the Corporate Finance & Restructuring segment. Net income of $14.0 million decreased 53.6% compared to $30.2 million in the prior year quarter. Adjusted EBITDA was $38.3 million, or 8.6% of revenues, compared to $68.9 million, or 14.6% of revenues, in the prior year quarter. The decline in Adjusted EBITDA was primarily due to lower revenues and, to a lesser extent, higher compensation and selling, general and administrative expenses.

Fully diluted earnings per share (“EPS”) and Adjusted EPS were $0.34 compared to EPS of $0.73 and Adjusted EPS of $0.83 in the prior year quarter. EPS in the prior year quarter included a $5.1 million special charge related to headcount actions taken to realign the Technology segment and a $1.0 million fair value increase to an acquisition contingent consideration liability, which together reduced EPS by $0.10.

Commenting on these results, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “Our first quarter results were disappointing, primarily because we experienced a decline in demand for our restructuring services in North America. We delivered sequential top and bottom line improvements in our Forensic and Litigation Consulting and Technology segments as we have begun to see our strategies take hold, and our Economic Consulting segment delivered record quarterly revenues. The strength of our franchise, the expertise of our professionals and our ability to win the most complex engagements, give me confidence that we will deliver sustained EPS growth over time, though our first quarter performance underscores that we have work to do to get the business to fully realize its potential.”

Cash Position and Capital Allocation

Net cash used in operating activities was $93.1 million at March 31, 2017, compared to $33.1 million at March 31, 2016. The year-over-year difference in operating cash flows is due to a decline in cash collected resulting from lower revenues compared to the prior year period and an increase in annual bonus payments. Cash and cash equivalents were $121.0 million at March 31, 2017, compared to $114.5 million at March 31, 2016.

During the quarter, the Company repurchased 879,585 shares of its common stock at an average price of $41.95 for a total of $36.9 million. As of March 31, 2017, approximately $44.5 million remained available under the Company’s $100.0 million share repurchase authorization.

Total debt of $407.0 million at March 31, 2017, compares to total debt of $507.0 million at March 31, 2016. Total debt, net of cash, was $286.0 million at March 31, 2017, down from $392.5 million at March 31, 2016.

First Quarter 2017 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment decreased $21.3 million, or 16.7%, to $105.9 million in the quarter compared to $127.2 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for restructuring services in North America. Adjusted Segment EBITDA was $10.3 million, or 9.7% of segment revenues, compared to $31.6 million, or 24.9% of segment revenues, in the prior year quarter. The decline in Adjusted Segment EBITDA was primarily due to lower utilization as a result of a decline in demand for restructuring services in North America.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment decreased $7.6 million, or 6.4%, to $111.4 million in the quarter compared to $119.0 million in the prior year quarter. The decrease in revenues was primarily due to lower demand and realized pricing for health solutions services and lower demand for global investigations services, which was partially offset by higher demand for construction solutions services. Adjusted Segment EBITDA was $13.5 million, or 12.1% of segment revenues, compared to $19.8 million, or 16.6% of segment revenues, in the prior year quarter. The decline in Adjusted Segment EBITDA was primarily due to lower revenues, which was partially offset by lower compensation resulting from headcount reductions taken in 2016.

Economic Consulting

Revenues in the Economic Consulting segment increased $8.5 million, or 6.5%, to $139.2 million in the quarter compared to $130.7 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $11.8 million, or 9.0%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for antitrust services in North America. Adjusted Segment EBITDA was $20.1 million, or 14.4% of segment revenues, compared to $21.3 million, or 16.3% of segment revenues, in the prior year quarter. The decline in Adjusted Segment EBITDA was primarily due to lower utilization, with higher headcount, in international arbitration and other litigation services in the Europe, Middle East and Africa (“EMEA”) region and an increase in bad debt expense. The decline was partially offset by higher antitrust services revenues in North America.

Technology

Revenues in the Technology segment decreased $2.2 million, or 4.5%, to $46.1 million in the quarter compared to $48.3 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues decreased $1.7 million, or 3.4%, compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for cross-border investigations. Adjusted Segment EBITDA was $7.8 million, or 16.9% of segment revenues, compared to $7.8 million, or 16.2% of segment revenues, in the prior year quarter. Adjusted Segment EBITDA was consistent with the prior year quarter as the decrease in revenues was more than offset by lower compensation resulting from headcount reductions taken in 2016.

Strategic Communications

Revenues in the Strategic Communications segment decreased $1.4 million, or 3.1%, to $43.7 million in the quarter compared to $45.1 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $0.6 million, or 1.2%, compared to the prior year quarter. Excluding FX, the increase in revenues was primarily due to higher retainer-based revenues and an increase in project-based revenues in the EMEA region, particularly in public affairs. Adjusted Segment EBITDA was $4.3 million, or 9.7% of segment revenues, compared to $6.1 million, or 13.5% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was due to higher compensation related to an increase in billable professionals, a decline in project-based revenues in North America and the negative impact of FX.

2017 Guidance

Given the weaker than anticipated performance in the first quarter of 2017, the Company is revising its full year 2017 guidance. The Company now estimates that 2017 revenues will range between $1.775 billion and $1.875 billion. This compares to the previous revenue range of between $1.800 billion and $1.900 billion. The Company now estimates that 2017 EPS will range between $1.75 and $2.10, and Adjusted EPS will range between $1.90 and $2.20. This compares to the previous EPS range of between $1.95 and $2.30, and the Adjusted EPS range of between $2.10 and $2.40. The variance between EPS and Adjusted EPS guidance for 2017 is related to estimated lease cancellation charges of $0.10 to $0.15 per share for the move of the Company’s Washington, D.C., office to another Washington, D.C., office location. The Company’s guidance assumes the use during 2017 of the remaining $44.5 million of its $100.0 million share repurchase authorization, which will be dependent on fluctuations in the price per share of the Company’s common stock, the timing of stock repurchases, market conditions and other future events that may be beyond the Company’s control.

First Quarter 2017 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter 2017 financial results at 9:00 a.m. Eastern Time on April 27, 2017. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,700 employees located in 29 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $1.81 billion in revenues during fiscal year 2016. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with GAAP. Certain of these measures are considered “non-GAAP financial measures” under the SEC rules. Specifically, we have referred to the following non-GAAP measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

• Adjusted EBITDA Margin

• Adjusted Net Income (Loss)

• Adjusted Earnings per Diluted Share

We have included the definitions of Segment Operating Income (Loss) and Adjusted Segment EBITDA below in order to more fully define the components of certain non-GAAP financial measures presented in this earnings release. We define Segment Operating Income (Loss) as a segment’s share of Consolidated Operating Income (Loss). We define Total Segment Operating Income (Loss), which is a non-GAAP financial measure, as the total of Segment Operating Income (Loss) for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of Consolidated Operating Income (Loss) before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash. We define Adjusted Segment EBITDA Margin as Adjusted Segment EBITDA as a percentage of a segment’s revenues.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We believe that the non-GAAP financial measures, which exclude the effects of remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges, when considered together with our GAAP financial results and GAAP measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these measures, considered along with corresponding GAAP measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and earnings per diluted share, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the effects of the remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer, the mix of the geographic locations where our clients are located or where services are performed, adverse financial, real estate, fluctuations in the price per share of our common stock, other market and general economic conditions and other future events, which could impact each of our segments differently and could be outside of our control, the pace and timing of the consummation and integration of future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, and other risks described under the heading “Item 1A Risk Factors” in the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC, including the risks set forth under “Risks Related to Our Reportable Segments” and “Risks Related to Our Operations.” We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Revenues	$446,344	$470,285

Operating expenses
Direct cost of revenues	309,072	305,636
Selling, general and administrative expenses	107,295	103,609
Special charges	—	5,061
Acquisition-related contingent consideration	395	1,134
Amortization of other intangible assets	2,493	2,606

	419,255	418,046

Operating income	27,089	52,239

Other income (expense)
Interest income and other	605	2,557
Interest expense	(5,801)	(6,229)

	(5,196)	(3,672)

Income before income tax provision	21,893	48,567
Income tax provision	7,877	18,386

Net income	$14,016	$30,181

Earnings per common share—basic	$0.35	$0.75

Weighted average common shares outstanding—basic	40,527	40,506

Earnings per common share—diluted	$0.34	$0.73

Weighted average common shares outstanding—diluted	41,245	41,148

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$7,370	$(358)

Total other comprehensive income (loss), net of tax	7,370	(358)

Comprehensive income	$21,386	$29,823

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
	(unaudited)
Net income	$14,016	$30,181
Add back:
Special charges	—	5,061
Tax impact of special charges	—	(1,792)
Remeasurement of acquisition-related contingent consideration	166	980
Tax impact of remeasurement of acquisition-related contingent consideration	(65)	(380)

Adjusted Net Income	$14,117	$34,050

Earnings per common share – diluted	$0.34	$0.73
Add back:
Special charges	—	0.12
Tax impact of special charges	—	(0.04)
Remeasurement of acquisition-related contingent consideration(1)	—	0.02

Adjusted earnings per common share—diluted	$0.34	$0.83

Weighted average number of common shares outstanding—diluted	41,245	41,148

(1)	Impact of remeasurement of acquisition-related contingent consideration on earnings per common share for three months ended March 31, 2017 and related tax impact for three months ended March 31, 2017 and 2016 round to $0.00 per share.

	Year Ended December 31, 2017
	Low	High
Guidance on estimated earnings per common share—diluted (GAAP)(1)	$1.75	$2.10
Estimated special charge for lease termination costs related the relocation of the Company’s office in Washington, D.C.	0.15	0.10

Guidance on estimated adjusted earnings per common share (Non-GAAP)(1)	$1.90	$2.20

(1)	The forward-looking guidance on estimated 2017 earnings per diluted share (“EPS”) and adjusted earnings per common share-diluted (“Adjusted EPS”) do not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and/or losses on early extinguishment of debt, as these items are dependent on future events that are uncertain and difficult to predict.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment	Adjusted	Adjusted EBITDA		Average Billable	Revenue- Generating
	Revenues	EBITDA	Margin	Utilization	Rate	Headcount
	(in thousands)					(at period end)
Three Months Ended March 31, 2017 (unaudited)
Corporate Finance & Restructuring	$105,901	$10,325	9.7%	59%	$377	900
Forensic and Litigation Consulting	111,406	13,521	12.1%	60%	$330	1,110
Economic Consulting	139,221	20,110	14.4%	72%	$554	660
Technology(1)	46,087	7,804	16.9%	N/M	N/M	296
Strategic Communications(1)	43,729	4,257	9.7%	N/M	N/M	657

	$446,344	$56,017	12.6%			3,623

Unallocated Corporate		(17,698)

Adjusted EBITDA		$38,319	8.6%

Three Months Ended March 31, 2016 (unaudited)
Corporate Finance & Restructuring	$127,156	$31,603	24.9%	74%	$384	857
Forensic and Litigation Consulting	119,004	19,808	16.6%	64%	$333	1,132
Economic Consulting	130,731	21,319	16.3%	79%	$531	607
Technology(1)	48,281	7,823	16.2%	N/M	N/M	313
Strategic Communications(1)	45,113	6,108	13.5%	N/M	N/M	601

	$470,285	$86,661	18.4%			3,510

Unallocated Corporate		(17,804)

Adjusted EBITDA		$68,857	14.6%

N/M—Not Meaningful

(1)	The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Three Months Ended March 31, 2017 (unaudited)
Net income							$14,016
Interest income and other							(605)
Interest expense							5,801
Income tax provision							7,877

Operating income	$8,749	$11,924	$18,502	$4,440	$2,527	$(19,053)	$27,089
Depreciation and amortization	781	1,173	1,454	3,206	602	1,355	8,571
Amortization of other intangible assets	795	424	154	158	962	—	2,493
Remeasurement of acquisition-related contingent consideration	—	—	—	—	166	—	166

Adjusted EBITDA	$10,325	$13,521	$20,110	$7,804	$4,257	$(17,698)	$38,319

	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Three Months Ended March 31, 2016 (unaudited)
Net income							$30,181
Interest income and other							(2,557)
Interest expense							6,229
Income tax provision							18,386

Operating income (loss)	$30,076	$18,213	$20,211	$(1,180)	$3,665	$(18,746)	$52,239
Depreciation and amortization	722	1,079	925	3,784	519	942	7,971
Amortization of other intangible assets	805	516	183	158	944	—	2,606
Special charges	—	—	—	5,061	—	—	5,061
Remeasurement of acquisition-related contingent consideration	—	—	—	—	980	—	980

Adjusted EBITDA	$31,603	$19,808	$21,319	$7,823	$6,108	$(17,804)	$68,857

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2017	2016
	(unaudited)
Operating activities
Net income	$14,016	$30,181
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,571	7,971
Amortization and impairment of other intangible assets	2,493	2,606
Acquisition-related contingent consideration	395	1,134
Provision for doubtful accounts	3,551	437
Non-cash share-based compensation	7,281	6,158
Non-cash interest expense	496	497
Other	12	(81)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(52,489)	(52,047)
Notes receivable	7,153	3,853
Prepaid expenses and other assets	553	3,824
Accounts payable, accrued expenses and other	287	5,619
Income taxes	3,650	17,561
Accrued compensation	(92,561)	(65,511)
Billings in excess of services provided	3,505	4,699

Net cash used in operating activities	(93,087)	(33,099)

Investing activities
Purchases of property and equipment	(5,831)	(6,362)
Other	127	34

Net cash used in investing activities	(5,704)	(6,328)

Financing activities
Borrowings under revolving line of credit, net	37,000	7,000
Deposits	3,069	2,590
Purchase and retirement of common stock	(36,918)	(2,903)
Net issuance of common stock under equity compensation plans	(812)	(1,371)
Other	—	(135)

Net cash provided by financing activities	2,339	5,181

Effect of exchange rate changes on cash and cash equivalents	1,253	(1,063)

Net decrease in cash and cash equivalents	(95,199)	(35,309)
Cash and cash equivalents, beginning of period	216,158	149,760

Cash and cash equivalents, end of period	$120,959	$114,451

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$120,959	$216,158
Accounts receivable:
Billed receivables	383,268	365,385
Unbilled receivables	330,062	288,331
Allowance for doubtful accounts and unbilled services	(187,150)	(178,819)

Accounts receivable, net	526,180	474,897
Current portion of notes receivable	29,314	31,864
Prepaid expenses and other current assets	60,683	60,252

Total current assets	737,136	783,171
Property and equipment, net of accumulated depreciation	59,474	61,856
Goodwill	1,183,627	1,180,001
Other intangible assets, net of amortization	49,895	52,120
Notes receivable, net of current portion	100,288	104,524
Other assets	42,142	43,696

Total assets	$2,172,562	$2,225,368

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$87,411	$87,320
Accrued compensation	172,593	261,500
Billings in excess of services provided	33,324	29,635

Total current liabilities	293,328	378,455
Long-term debt, net	402,717	365,528
Deferred income taxes	177,339	173,799
Other liabilities	102,649	100,228

Total liabilities	976,033	1,018,010

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 41,321 (2017) and 42,037 (2016)	413	420
Additional paid-in capital	387,797	416,816
Retained earnings	951,828	941,001
Accumulated other comprehensive loss	(143,509)	(150,879)

Total stockholders’ equity	1,196,529	1,207,358

Total liabilities and stockholders’ equity	$2,172,562	$2,225,368